UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 1, 2004

CTI MOLECULAR IMAGING, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-49867	62-1377363

(State or Other	(Commission File No.)	(IRS Employer
Jurisdiction of		Identification No.)
Incorporation)

810 Innovation Drive, Knoxville, Tennessee 37932

(Address of Principal Executive Offices, including Zip Code)

(865) 218-2000

(Registrant’s Telephone Number, including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events and Required FD Disclosure.

     CTI Molecular Imaging, Inc. (“CTI”) has entered into a Sales Agency and Services Agreement, effective as of May 1, 2004, by and between Siemens Medical Solutions USA, Inc. (“Siemens”), CTI and CTI PET Systems, Inc. (“CPS”) (the “Agreement”). CTI owns 50.1% of CPS; the balance of CPS is owned by Siemens. CPS manages the development, production and distribution of the ECAT® line of positron emission tomography (“PET”) scanners and PET/computed tomography (“PET/CT”) scanners.

     Pursuant to the Agreement, Siemens has appointed CTI as Siemens’ non-exclusive sales representative to solicit, on Siemens’s behalf, purchases of CPS-manufactured PET and PET/CT scanners throughout the United States. Solicited purchases will be made on terms and conditions, including pricing, determined by Siemens and will be subject to acceptance by Siemens. CPS products sold by CTI as Siemens’s sales representative under the Agreement will be marketed and sold under the Siemens brand. In connection with this arrangement, Siemens will reimburse CTI for all direct expenses, up to $10 million annually, incurred by CTI with respect to the CTI personnel who assist in sales, marketing and account management for CPS products.

     The completion of backlog orders (orders entered into by customers prior to the effective date of the Agreement but for which delivery has not yet taken place) will be carried out by Siemens or CTI, whichever originally accepted the purchase order. Other pending sales not yet subject to a purchase order will be considered on a case-by-case basis and transitioned to Siemens to the extent consistent with Siemens’ standards for acceptance and to the extent acceptable to the affected customer.

     Service contracts for CPS products entered into in connection with new or used scanner sales in the United States will be divided equally between CTI and Siemens in terms of revenue. Siemens and CTI will remain free to pursue independently sales of service contracts for scanners in the installed base of CPS-manufactured PET and PET/CT scanners.

     CTI will cease its sales and service of PET and PET/CT scanners outside the United States, except in Korea and Japan. Existing scanner service contracts in international markets other than Korea and Japan will be assigned to Siemens. During the term of the Agreement, CTI has agreed not to enter or re-enter any international market with respect to the sale or service of PET or PET/CT scanners, except that CTI may continue to pursue its existing business model in Korea and may retain its existing distribution agreement in Japan. In addition, during the term of the Agreement, CTI may not engage in the business of selling or servicing PET or PET/CT scanners in any international market other than Korea and Japan. In exchange for the assignment of the international service contracts and the covenant not to compete, and as compensation for the cost of closing certain international operations, Siemens will pay CTI the sum of $2.2 million in May 2004.

     Under the Agreement, Siemens will serve as CTI’s non-exclusive representative to offer for sale to Siemens’ customers products manufactured by CTI and its subsidiaries. Subject to the expiration or termination of any existing agreements for the provision of cyclotrons or radiopharmaceuticals to Siemens’ customers, Siemens has agreed that it will offer exclusively CTI cyclotrons, PETNET radiopharmaceuticals and CPS calibration sources for sale to Siemens customers.

     The parties have agreed to certain changes in transfer prices charged to and received from CPS. Siemens and CTI have agreed to reduce the transfer prices for CT components and LSO detector materials, respectively, sold to CPS. These cost reductions will be passed on, dollar-for-dollar, in the form of lower transfer prices on scanners sold by CPS to Siemens. These changes, which became effective for any orders placed after May 1, 2004, will have no impact on the gross margin or net income

2

of CPS but will reduce both its sales and cost of sales by approximately $25 million each on an annual basis. CPS has agreed to a second round of transfer price reductions on scanners sold to Siemens, which are expected to become effective in the first quarter of fiscal 2005. This second round of transfer price reductions will reduce the gross margins of CPS by approximately $8 to 9 million on an annual basis, one-half of which will be offset by additional reductions in the transfer price for CTs supplied to CPS by Siemens.

     The initial term of the Agreement is two years commencing May 1, 2004, and the term will be extended automatically for additional one-year periods unless either party provides not less than 180 days’ prior written notice of its election not to renew. In the event the Agreement is terminated by Siemens for any reason, CTI has the right to resume distribution of PET and PET/CT scanners in competition with Siemens.

     In connection with the Agreement, Siemens has executed a license agreement with CTI’s Mirada Solutions subsidiary, under which Siemens (1) will install Mirada’s image-fusion software on every workstation sold with a PET or PET/CT scanner by Siemens on a worldwide basis and (2) will pay Mirada a $30,000 license fee for each such workstation.

     A copy of the press release announcing the entry into the Agreement is filed as Exhibit 99.1 hereto.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits. The exhibits required by Item 601 of Regulation S-K are incorporated herein by reference and are listed on the attached Exhibit Index, which begins on page 5 of this Current Report on Form 8-K.

3

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTI MOLECULAR IMAGING, INC.
/s/ David N. Gill
By: David N. Gill
Title:	Senior Vice President and Chief Financial Officer

Date: May 4, 2004

4

Index of Exhibits

Exhibit Number	Description of Exhibit
99.1	Press release of CTI Molecular Imaging, Inc., dated May 4, 2004, announcing the entry into a new sales agency agreement with Siemens Medical Solutions USA, Inc.

5